                                                                                                                                                                                                                                                                                    Exhibit 99.1
08-10
For further information:
John P. Barnett, Director of External Affairs
713-989-7556

John F. Walsh, Vice President of Investor Relations
212-659-3208

SOUTHERN UNION COMPANY NAMES
ERIC D. HERSCHMANN PRESIDENT AND COO

HOUSTON, May 15, 2008 - Southern Union Company (NYSE:SUG) today announced the promotion of Eric D. Herschmann, 44, to the offices of president and chief operating officer, effective May 13, 2008. Herschmann had served as senior executive vice president of the company since November 2005.

George L. Lindemann, chairman and chief executive officer of Southern Union, said, “Eric’s business and legal acumen, coupled with his deep knowledge of the company and the natural gas industry, have added tremendous value to Southern Union.  We look forward to his future contributions in this critical leadership role.”

Herschmann has served as counsel for Southern Union since 1996, was named national litigation counsel for the company in 1999 and served as the company’s interim general counsel from January 2005 through October 2007.  Herschmann has been involved in the company’s transactional activity since Southern Union’s sale of its Texas local distribution company to ONEOK in 2003.  In particular, Herschmann worked on the company’s Panhandle Energy and CrossCountry Energy pipeline acquisitions in 2003 and 2004, respectively, the acquisition of the Sid Richardson gathering and processing business (now known as Southern Union Gas Services) in 2006, the disposition of the Pennsylvania and Rhode Island local distribution companies also in 2006 and the redemption transaction with Energy Transfer in 2007 that resulted in Southern Union owning a 50% interest in Florida Gas Transmission.

Herschmann earned a B.A. in 1984 from Yeshiva University and a law degree in 1987 from Benjamin N. Cardozo School of Law, where he served as editor of the International Law Journal and member of the Moot Court Board.

Herschmann, who resides in Englewood, New Jersey, will divide his time between the company’s New York and Houston offices.

About Southern Union Company
Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 15,000 miles of interstate pipelines that transport natural gas from the Anadarko and San Juan basins, the Rockies, the Gulf of Mexico, Mobile Bay and South Texas to major markets in the Southeast, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves more than half a million natural gas end-user customers in Missouri and Massachusetts.
For further information, visit www.sug.com.

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